UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

March 2, 2012

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A amends and supplements the Current Report on Form 8-K of Zynga Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2012 (the “Initial Form 8-K”).

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information set forth below under Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.01.

Item 8.01	Other Events.

On March 2, 2012, the Company entered into a Purchase and Sale Agreement (the “Agreement”) to purchase its corporate headquarters located in San Francisco, California from 650 Townsend Associates LLC (the “Seller”). On April 2, 2012, the Company closed the purchase under the Agreement for an aggregate amount of $233.7 million in cash. Pursuant to the Agreement, the Company acquired (i) the building located at 650 Townsend Street, San Francisco, California consisting of approximately six hundred seventy thousand square feet of space, (ii) fee title to the real property where the building is located, (iii) personal property located in the building which is owned by the Seller and used in the operation and maintenance of the building and (iv) leases and other intangible property related to the building and real property ((i) through (iv) collectively, the “Property”). In connection with the acquisition of record title to the Property, the Company (and its wholly owned subsidiary) entered into a Lease Termination Agreement (the “Termination Agreement”), pursuant to which the Company’s Office Lease with the Seller, originally entered into on September 24, 2010, terminated effective as of April 2, 2012.

Following the completion of the purchase, the Company performed the asset test required by Rule 3-14 of Regulation S-X (“Rule 3-14”) and determined that the acquisition of the Property was significant based on the Company’s total assets as of December 31, 2011. Based on the additional information available to the Company after closing the transaction, the technical application of Rule 3-14 would require the Company to furnish certain financial statements for the year ended December 31, 2011 related to the Property. The Company does not believe these financials statements would provide useful or meaningful information to investors for the following reasons:

•

The Company believes that furnishing a statement of revenues and direct expenses for the Property would not be comparable to the Property’s contribution to the Company’s current and future financial statements. Prior to acquisition, the Property was operated as an income-producing property, where as the Company intends to use the Property as its corporate headquarters and does not plan to operated it as an ongoing business. In 2011, the Company occupied approximately 67% of the Property and was the primary tenant of the building. Going forward, the Company will not be contributing rental income for the Property since the Company now owns the Property; only the space that the Company cannot yet contractually occupy due to existing third-party leases will generate income. Immediately following the acquisition, the Company occupied all vacant space in the building, raising its occupancy to 77%, and the Company expects this occupancy level to continue to increase over the next several years. As the Company’s occupancy of the building increases, less space will be available to generate rental income, limiting the comparability of the financial information required to be filed by Rule 3-14.

•

The Company does not believe that the rental income generated from the Property will have a meaningful impact on the Company’s financial results. For 2012, the Company projects rental income from existing leases of approximately $5 million, or approximately 0.5% of the Company’s 2011 revenue of $1.1 billion. After 2012, the Company expects rental incomes to decrease in future years based on the Property’s currently existing leases and expects to receive rental income from the Property of less than $2.0 million by 2016.

•

The acquisition of the Property was determined to be significant under Rule 3-14 due to the inclusion in the Company’s calculation of non-cash items related to the extinguishment of the Company’s pre-existing lease with the Seller. If performed from the perspective of a non-related third-party market participant, which the Company believes is more meaningful to an investor, the Property would not meet the significance threshold under Rule 3-14.

The description of the Agreement included in the foregoing discussion is a summary, is not complete, and is qualified in its entirety by reference to the actual Agreement, filed as Exhibit 2.1 to the Initial Form 8-K and incorporated herein by reference. The description of the Termination Agreement included in the foregoing discussion is a summary, is not complete, and is qualified in its entirety by reference to the actual Agreement, filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 6, 2012 and incorporated herein by reference.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K/A contains forward-looking statements relating to, among other things, future occupancy level of the Company with respect to the Property and rental income revenues from the Property in the next several years. The Company’s actual results could differ materially from those predicted or implied. Factors that could cause or contribute to such differences include the risk factors included in the Company’s SEC filings, including under the captions “Special Note Regarding Forward Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 and the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2012, each as filed with the SEC, copies of which may be obtained by visiting the Company’s Investor Relations website at investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this Form 8-K/A, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: June 12, 2012	By:	/s/ Reginald D. Davis
Reginald D. Davis
Senior Vice President, General Counsel and Secretary